                                            Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Second Quarter Fiscal 2026 Results

Q2 Results Exceeded Expectations for Sales, Adjusted EPS and EBITDA
Reaffirms Full-Year Outlook for Organic Net Sales, Adjusted EPS and EBITDA, Adjusted Free Cash Flow

Shelton, Conn - May 6, 2026 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its second fiscal quarter 2026 ended March 31, 2026.

Fiscal Q2 2026 Executive Summary

Continuing Operations Basis (Excluding the Feminine Care Business)
•Net sales were $519.5 million, an increase of 0.6% compared to the prior year quarter.
•Organic net sales decreased 2.4% (Organic basis excludes the impact from currency movements).
•GAAP Diluted Net Earnings Per Share ("EPS") were $0.09, compared to $0.43 in the prior year quarter.
•Adjusted EPS were $0.60, compared to $0.69 in the prior year quarter.
•Ended the second quarter with $299.7 million in cash on hand, access to an additional $418.8 million revolving credit facility.
•Returned $22.9 million to shareholders in the form of $15.8 million in share repurchases and $7.1 million of dividends in the second quarter.
•The Board of Directors declared a cash dividend of $0.15 per common share on May 6, 2026, for the second quarter.

“We delivered a strong second quarter, with results ahead of our expectations, driven by improved execution and innovation that is resonating with consumers, reflected in the continued momentum in brands like Cremo, Hawaiian Tropic and Billie,” said Rod Little, President and Chief Executive Officer of Edgewell Personal Care. “We are moving forward with a simpler, higher‑quality portfolio with a stronger margin profile, allowing us to allocate capital to the categories and markets where we have clear competitive advantages. As we look ahead, we are committed to executing against our four strategic priorities—international growth, innovation, productivity, and our U.S. commercial transformation—which underpin our confidence in returning to organic growth, expanding margins, and improving cash flow over the balance of the year and beyond.”

Unless otherwise noted, reported results in this release are based on continuing operations and exclude the Feminine Care business which is treated as discontinued operations. The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are for the same period in the prior fiscal year unless otherwise stated.

Fiscal 2Q 2026 Operating Results from Continuing Operations (Unaudited)
Net sales were $519.5 million, an increase of 0.6%, including a $15.5 million favorable impact from currency movements. Organic net sales decreased $12.6 million, or 2.4%. Organic growth in International markets was 1.0%, largely driven by volume growth in Wet Shave and favorable pricing in Wet Shave and Sun Care. Organic sales declined in North America by 4.8%, driven primarily by lower volumes in Wet Shave and Sun Care, partially offset by volume growth in Grooming.
Gross profit was $216.9 million, as compared to $236.9 million in the prior year quarter. Gross margin as a percent of net sales was 41.8%, a decrease of 410-basis points. Adjusted gross margin as a percent of net sales decreased 310-basis points, to 43.4% in the quarter. Productivity savings of approximately 220-basis points were more than offset by 420-basis points of core inflation and tariffs, 70-basis points of unfavorable mix and promotional levels (net of pricing), and 40-basis points of unfavorable currency movements.

Advertising and sales promotion expense ("A&P") was $58.6 million, or 11.3% of net sales, a decrease of $1.3 million, compared to $59.9 million, or 11.6% of net sales in the prior year quarter.

Selling, general and administrative expense ("SG&A") was $111.0 million, or 21.4% of net sales, as compared to $102.8 million, or 19.9% of net sales in the prior year quarter. Adjusted SG&A was 20.1% of net sales, compared to 19.6% in the prior year quarter, which was primarily driven by higher consulting and corporate expenses and unfavorable currency impacts, partly offset by lower people costs.
The Company recorded pre-tax restructuring and related charges in support of cost efficiency and effectiveness programs of $23.0 million in the quarter.
Operating income was $18.4 million, or 3.5% of net sales, inclusive of a $0.5 million, or 20-basis points positive impact from favorable currency movements, compared to $49.0 million, or 9.5% of net sales in the prior year quarter. Adjusted operating income was $49.4 million, or 9.5% of net sales, compared to $66.0 million, or 12.8% of net sales in the prior year quarter.
Interest expense associated with debt was $17.9 million, compared to $20.2 million in the prior year quarter. The decrease in interest expense was the result of lower borrowing levels on the Company’s U.S. revolving credit facility due to the paydown of the facility with the proceeds of the Feminine Care divestiture.
Other (income) expense, net was $(7.4) million compared to $(2.6) million in the prior year quarter. The current year quarter included $6.7 million of Transition Services Agreement (“TSA”) income. Additionally, the current year quarter included $0.2 million of other project gains, compared to $0.6 million in the prior year quarter. Currency hedge and remeasurement losses were $0.9 million in the current quarter, compared to gains of $2.4 million in the prior year quarter. Adjusted other (income) expense, net was $(7.2) million compared to $(2.0) million in the prior year quarter.
The effective tax rate for the first six months of fiscal 2026 was 13.1% compared to 42.6% in the prior year period. The current year period reflects a tax benefit on a loss. The fiscal 2026 effective tax rate reflects more favorable discrete and unusual items resulting in a tax benefit compared to fiscal 2025. The adjusted effective tax rate for the six months of fiscal 2026 was 24.9%, down from the prior year period adjusted effective tax rate of 33.6%.

GAAP net (loss) earnings from continuing operations were $4.0 million or $0.09 per diluted share compared to $20.8 million or $0.43 per diluted share in the prior year quarter. Adjusted net earnings from continuing operations were $27.8 million, or $0.60, per share, inclusive of a $0.04 per share unfavorable currency impact, compared to $32.9 million or $0.69 per share in the prior year quarter. Adjusted EBITDA from continuing operations was $73.8 million, inclusive of a $2.7 million unfavorable currency impact, compared to $84.7 million in the prior year quarter.

Net cash used for operating activities on a consolidated basis, inclusive of continuing and discontinued operations was $71.6 million for the six months ending March 31, 2026, compared to $70.5 million in the prior year period. The increase in cash used for operating activities was largely driven by lower earnings, partially offset by changes in working capital. The second quarter ended with $299.7 million in cash on hand, access to $418.8 million under the Company’s U.S. revolving credit facility and an adjusted net debt leverage ratio of 4.0x. The adjusted net debt leverage ratio reflects the trailing 12 month continuing operations EBITDA as well as the cash impact from temporary working capital and other items related to the Feminine Care divestiture.

Capital Allocation
On May 6, 2026, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the second fiscal quarter of fiscal 2026. The dividend will be payable on July 9, 2026 to shareholders of record as the close of business on June 10, 2026. During the second quarter of fiscal 2026, the Company paid dividends totaling $7.1 million to stockholders and completed share repurchases of approximately 0.7 million shares at a total cost of 15.8 million. As of March 31, 2026, the Company had approximately $85 million available for share repurchase in the future under the Board’s 2025 authorization.
Fiscal 2Q 2026 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales increased $8.6 million, or 3.0%. Organic net sales decreased $2.1 million or 0.7%. International markets grew 3.6%, primarily reflecting higher volumes, while North America declined 6.0%, primarily reflecting lower volumes. Segment profit decreased $12.9 million, or 27.7%. Organic segment profit, excluding the unfavorable impact from currency, decreased $12.2 million, or 26.2%, driven by lower gross margins and higher SG&A expense, partially offset by lower marketing expense.
Sun and Skin Care (Sun Care, Men’s and Women’s Grooming Products, and Wet Ones)
Net sales decreased $5.7 million, or 2.5%. Organic net sales decreased $10.5 million, or 4.5%, driven by a 8.4% decline in Sun Care. The Sun Care decline primarily reflects lower volumes, as expected, due to the pull-forward of Sun Care orders into the first quarter. Grooming increased 6.3%, driven by significant volume growth in Cremo. Segment profit decreased $3.2 million, or 6.3%, including a favorable impact from foreign currency of $1.2 million, or 2.4%. Organic segment profit decreased $4.4 million, or 8.7%, driven primarily by lower gross profit.
Full Fiscal Year 2026 Financial Outlook
The Company is providing the following outlook assumptions for fiscal 2026. Unless otherwise stated, this outlook is presented on a continuing-operations basis and excludes the results of the Feminine Care business, which is reported as discontinued operations.

•Reported net sales are now expected to increase in the range of approximately 0.8% to 3.8% (previously increase 0.5% to 3.5%)
◦Includes an estimated 180-basis point positive impact from foreign currency changes (previously 150-basis point positive impact)
•Organic net sales are expected to be in the range of a 1.0% decrease to a 2.0% increase (no change to previous outlook)
•GAAP EPS is expected to be in the range of flat to $0.40 (previously $0.55 to $0.95). The change is reflective of higher estimated Restructuring and related costs and Legal matters.
◦Includes: Restructuring and related costs*, Sun Care reformulation, Legal matters, and Other costs
•Adjusted EPS is expected to be in the range of $1.70 to $2.10 (no change to previous outlook)
•Adjusted gross margin is expected to increase approximately 50-basis points (previously increase 60-basis points). The change is reflective of 10-basis points of incremental negative impact from foreign currency. Adjusted operating margin is expected to decrease approximately 60-basis points (previously decrease 50-basis points), reflecting 70-basis points from higher A&P investment in the current year and 30-basis points from increased SG&A expense
•Adjusted EBITDA is expected to be in the range of $245 to $265 million (no change to previous outlook)
•Other income/expense, net is expected to be approximately $21 million income, (previously $20 million income)
•Interest expense associated with debt is expected to be approximately $70 million
•Adjusted effective tax rate is expected to be approximately 22% to 23%
•Capital expenditures are expected to be in the range of approximately 3.0% to 3.5% of net sales
•Adjusted free cash flow is expected to be approximately $80 to $110 million (no change to previous outlook)
•Adjusted net debt leverage is expected to be approximately in the range of 3.3x to 3.5x at fiscal year end

As previously discussed, in fiscal 2026, the Company is taking specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency through restructuring and repositioning actions, including the further consolidation of Wet Shave operations. As a result of these actions, the Company expects to incur pre-tax charges of approximately $90 million (previously $65 million) for the full fiscal year.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today, May 6, 2026. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

Refer to Supplemental Slides for fiscal year 2025 quarterly recast adjusted EBITDA reconciliation for continuing operations at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link http://ir.edgewell.com/news-and-events/events for historical financial information related to Company’s divestiture of its Feminine Care business consistent with the continuing operations structure.

For those unable to participate during the live webcast, a re-play will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,200 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. These forward-looking statements include, but are not limited to, statements concerning our expectations regarding our future results of operations and financial condition; including our ability to return to organic growth, expand, and improve cash flow; our capital allocation plans; our strategy, including our four strategic priorities; impacts from the divestiture of our Feminine Care segment; our potential eligibility for refunds of tariffs previously paid under the International Emergency Economic Powers Act; the effects of macroeconomic factors such as changes in tariffs and inflationary pressures; and conflicts or acts of war (such as the conflict in the Middle East). Additional forward-looking statements can generally be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.

Factors that could cause fluctuations in our actual results include, but are not limited to, the following: our ability to compete in products and prices, as well as costs, in an intensely competitive industry; the loss of any of our principal customers or changes in the policies of our principal customers; our inability to design and execute a successful omnichannel strategy; our ability to attract, retain and develop key personnel; fluctuations in the price and supply of raw materials and costs of labor, warehousing and transportation; the impact of seasonal volatility on our sales, financial performance, working capital requirements and cash flow; the ability to successfully manage evolving global financial risks, including tariffs, foreign currency fluctuations, currency exchange or pricing controls and localized volatility; the ability to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, conflicts or acts of war (such as the conflict in the Middle East), terrorism or disease outbreaks; impacts from any loss of our principal customers or changes in the policies or strategies of our customers; our level of indebtedness and the various covenants related thereto, and to generate sufficient income and cash flow to allow the Company to effect expected share repurchases and dividend payments; our failure to maintain our brands’ reputation and successfully respond to changing consumer habits; and perceptions of certain ingredients, negative perceptions of packaging, lack of recyclability or other environmental attributes; our access to capital markets and borrowing capacity; impairment of our goodwill and other intangible assets; the ability to successfully manage the financial, legal, reputational and operational risks associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; risks associated with our international operations; our ability to effectively integrate acquired companies and successfully manage divestiture activities; our ability to successfully implement our cost savings initiatives, including rationalization or restructuring efforts; the ability to rely on and maintain key Company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; the ability to successfully achieve, maintain or adjust our environmental or sustainability goals and priorities; the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity and data protection, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; the ability to adequately protect our intellectual property rights; product quality and safety issues, including recalls and product liability; losses or increased funding and expenses related to our pension plans; and the other important factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 (“2025 Annual Report”) under Part I. Item 1A. “Risk Factors,” and in our other filings with the Securities and Exchange Commission (“SEC”). In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2025.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items which are considered by the Company as unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2026 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company utilizes “adjusted” non-GAAP measures including gross margin, SG&A, operating income, operating margin, effective tax rate, net earnings, earnings per share, EBITDA, and other (income) expense to internally make operating decisions.
◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes, net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities’ transactions not denominated in local currency.
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency.
◦Segment profit is impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•The Company presents certain metrics on a consolidated and continuing operations basis to help with comparability.
•Free cash flow is defined as net cash from operating activities, less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Adjusted free cash flow is defined as free cash flow, adjusted for the following the one-time operating cash flow impacts associated directly with Feminine Care divestiture including tax, working capital, and deal related fees and expenses. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt is defined as Gross debt less cash and cash equivalents. Net debt leverage ratio is defined as net debt divided by trailing twelve month adjusted EBITDA. Adjusted net debt leverage ratio is defined as net debt divided by continuing operations trailing twelve month adjusted EBITDA, which includes Transition Services Agreement income realized in fiscal Q2 (two months), plus $19 million of pro forma Transition Services Agreement income (ten months). Refer to Supplemental Slides for fiscal year 2025 quarterly recast adjusted EBITDA reconciliation for continuing operations filed on February 9, 2026.

Basis of Presentation. In accordance with applicable accounting guidance, the results of the Feminine Care segment are presented as discontinued operations in the condensed consolidated statements of earnings and comprehensive income and, as such, have been excluded from both continuing operations and segment results for all periods presented. Further, the Company reclassified the assets and liabilities of the Feminine Care disposal group as assets and liabilities held for sale in the condensed consolidated balance sheet as of September 30, 2025. The condensed consolidated statements of cash flows are presented on a consolidated basis with both continuing operations and discontinued operations. All amounts, percentages and disclosures for all periods presented reflect only the continuing operations of Edgewell unless otherwise noted.

Please refer to the Form 10-Q filed with the SEC on May 6, 2026.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Net sales	$519.5	$516.6	$942.3	$931.7
Cost of products sold	302.6	279.7	564.4	522.3
Gross profit	216.9	236.9	377.9	409.4

Selling, general and administrative expense	111.0	102.8	213.4	202.4
Advertising and sales promotion expense	58.6	59.9	104.2	106.0
Research and development expense	14.9	13.4	28.7	26.8
Restructuring charges	14.0	11.8	32.1	15.9
Operating income (loss)	18.4	49.0	(0.5)	58.3
Interest expense associated with debt	17.9	20.2	37.2	39.0
Other (income) expense, net	(7.4)	(2.6)	(8.7)	0.6
Income (loss) from continuing operations before income taxes	7.9	31.4	(29.0)	18.7
Income tax provision (benefit) on continuing operations	3.9	10.6	(3.8)	8.0
Net income (loss) from continuing operations	4.0	20.8	(25.2)	10.7
(Loss) earnings from discontinued operations, net of tax	(14.6)	8.2	(51.1)	16.2
Net (loss) income	$(10.6)	$29.0	$(76.3)	$26.9

Basic earnings (loss) per share:
Continuing operations	$0.09	$0.43	$(0.54)	$0.22
Discontinued operations	(0.32)	0.17	(1.10)	0.34
Basic (loss) earnings per share	$(0.23)	$0.60	$(1.64)	$0.56

Diluted earnings (loss) per share:
Continuing operations	$0.09	$0.43	$(0.54)	$0.22
Discontinued operations	(0.31)	0.17	(1.10)	0.33
Diluted (loss) earnings per share	$(0.22)	$0.60	$(1.64)	$0.55

Weighted-average shares outstanding:
Basic	46.5	48.0	46.5	48.3
Diluted	46.8	48.2	46.5	48.4

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 31, 2026	September 30, 2025
Assets
Current assets
Cash and cash equivalents	$299.7	$225.7
Trade receivables, less allowance for doubtful accounts of $4.0 and $4.8	185.4	137.8
Inventories	450.1	433.8
Other current assets	174.3	138.6
Current assets held for sale	—	59.6
Total current assets	1,109.5	995.5
Property, plant and equipment, net	289.5	295.0
Goodwill	1,134.6	1,137.1
Other intangible assets, net	813.4	828.2
Other assets	186.2	178.7
Non-current assets held for sale	—	321.8
Total assets	$3,533.2	$3,756.3

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable	$35.1	$29.5
Accounts payable	231.1	219.7
Other current liabilities	347.6	311.1
Current liabilities held for sale	—	5.2
Total current liabilities	613.8	565.5
Long-term debt	1,244.4	1,383.3
Deferred income tax liabilities	80.2	118.8
Other liabilities	146.7	135.6
Total liabilities	2,085.1	2,203.2
Shareholders’ equity
Common shares, $0.01 par value	0.7	0.7
Additional paid-in capital	1,564.4	1,578.8
Retained earnings	995.8	1,086.7
Common shares in treasury at cost	(997.8)	(1,003.3)
Accumulated other comprehensive loss	(115.0)	(109.8)
Total shareholders’ equity	1,448.1	1,553.1
Total liabilities and shareholders’ equity	$3,533.2	$3,756.3

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Six Months Ended March 31,
	2026	2025
Cash Flow from Operating Activities
Net (loss) income	$(76.3)	$26.9
Depreciation and amortization	40.4	43.5
Share-based compensation expense	9.0	12.4
Loss on sale of assets	1.1	1.5
Impairment charges	37.4	—
Loss on assets held for sale	2.2	—
Deferred compensation payments	(2.0)	(1.9)
Deferred income taxes	(39.2)	(0.1)
Other, net	10.9	(8.0)
Changes in operating assets and liabilities	(55.1)	(144.8)
Net cash used for operating activities	(71.6)	(70.5)

Cash Flow from Investing Activities
Proceeds from sale of business	338.9	—
Capital expenditures	(25.6)	(33.9)
Collection of deferred purchase price on accounts receivable sold	1.8	2.3
Other, net	—	(1.4)
Net cash provided by (used for) investing activities	315.1	(33.0)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	398.0	605.0
Cash payments on debt with original maturities greater than 90 days	(538.0)	(448.0)
Proceeds from debt with original maturities of 90 days or less	4.6	3.5
Repurchase of shares	(15.8)	(65.7)
Dividends to common shareholders	(14.5)	(15.2)
Net financing inflow from the Accounts Receivable Facility	1.2	0.3
Employee shares withheld for taxes	(2.8)	(7.4)
Other, net	(0.1)	—
Net cash (used for) provided by financing activities	(167.4)	72.5

Effect of exchange rate changes on cash	(2.1)	(8.0)

Net increase (decrease) in cash and cash equivalents	74.0	(39.0)
Cash and cash equivalents, beginning of period	225.7	209.1
Cash and cash equivalents, end of period	$299.7	$170.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following two segments: Wet Shave and Sun and Skin Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, items which are considered by the Company to be unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
Segment net sales and profitability are presented below:

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Net Sales
Wet Shave	$294.1	$285.5	$585.4	$580.0
Sun and Skin Care	225.4	231.1	356.9	351.7
Total net sales	$519.5	$516.6	$942.3	$931.7

Segment Profit
Wet Shave	$33.7	$46.6	$75.9	$93.2
Sun and Skin Care	47.6	50.8	44.0	47.4
Total segment profit	81.3	97.4	119.9	140.6
General corporate and other expenses	(25.6)	(25.0)	(49.7)	(45.9)
Amortization of intangibles	(6.4)	(6.4)	(12.8)	(12.8)
Interest and other expense, net	(10.6)	(18.2)	(30.6)	(39.3)
Restructuring and related charges	(23.0)	(11.8)	(47.4)	(15.9)
Acquisition and integration costs	—	—	—	(0.5)
Sun Care reformulation costs	(1.7)	(0.7)	(2.7)	(1.7)
Legal matters	(4.7)	—	(5.7)	—
Gain on investment	—	—	1.5	0.9
Commercial realignment	—	(3.1)	—	(3.1)
Other project and related costs	(1.4)	(0.8)	(1.5)	(3.6)
Total earnings (loss) before income taxes	$7.9	$31.4	$(29.0)	$18.7
Refer to Note 2 - GAAP to Non-GAAP Reconciliations below for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Three Months Ended March 31, 2026
	Gross Profit	SG&A	Operating Income	EBIT from Continuing Operations (1)	Income Taxes from Continuing Operations	Net Income from Continuing Operations	Diluted EPS from Continuing Operations
GAAP — Reported	$216.9	$111.0	$18.4	$7.9	$3.9	$4.0	$0.09
Restructuring and related costs	8.7	(0.3)	23.0	23.0	5.7	17.3	0.37
Sun Care reformulation costs	—	—	1.7	1.7	0.5	1.2	0.03
Legal matter	—	(4.7)	4.7	4.7	1.2	3.5	0.07
Other project and related costs	—	(1.6)	1.6	1.4	0.3	1.1	0.02
Tax shortfall on equity compensation	—	—	—	—	(0.7)	0.7	0.02
Total Adjusted Non-GAAP	$225.6	$104.4	$49.4	$38.7	$10.9	$27.8	$0.60

				Adjusted Non-GAAP Constant Currency			0.64

GAAP as a percent of net sales	41.8%	21.4%	3.5%	GAAP effective tax rate			49.7%
Adjusted as a percent of net sales	43.4%	20.1%	9.5%	Adjusted effective tax rate			27.9%

Adjusted Constant Currency as a percent of net sales	43.8%		9.7%

Three Months Ended March 31, 2025
	Gross Profit	SG&A	Operating Income	EBIT from Continuing Operations (1)	Income Taxes from Continuing Operations	Net Income from Continuing Operations	Diluted EPS from Continuing Operations
GAAP — Reported	$236.9	$102.8	$49.0	$31.4	$10.6	$20.8	$0.43
Restructuring and related costs	—	—	11.8	11.8	3.1	8.7	0.18
Sun Care reformulation costs	—	—	0.7	0.7	0.1	0.6	0.02
Commercial realignment	3.1	—	3.1	3.1	0.9	2.2	0.05
Other project and related costs	—	(1.4)	1.4	0.8	0.2	0.6	0.01
Total Adjusted Non-GAAP	$240.0	$101.4	$66.0	$47.8	$14.9	$32.9	$0.69

GAAP as a percent of net sales	45.9%	19.9%	9.5%		GAAP effective tax rate		33.7%
Adjusted as a percent of net sales	46.5%	19.6%	12.8%		Adjusted effective tax rate		30.9%

Six Months Ended March 31, 2026
	Gross Profit	SG&A	Operating (Loss) Income		EBIT (Loss) from Continuing Operations (1)	Income Tax Provision (Benefit) from Continuing Operations	Net (Loss) Income from Continuing Operations	Diluted EPS from Continuing Operations
GAAP — Reported	$377.9	$213.4	$(0.5)		$(29.0)	$(3.8)	$(25.2)	$(0.54)
Restructuring and related costs	14.5	(0.8)	47.4		47.4	11.7	35.7	0.78
Sun Care reformulation costs	—	—	2.7		2.7	0.7	2.0	0.04
Gain on investment	—	—	—		(1.5)	(0.3)	(1.2)	(0.03)
Legal matter	—	(5.7)	5.7		5.7	1.4	4.3	0.09
Other project and related costs	—	(2.2)	2.2		1.5	0.3	1.2	0.03
Tax shortfall on equity compensation	—	—	—		—	(3.4)	3.4	0.07
Total Adjusted Non-GAAP	$392.4	$204.7	$57.5		$26.8	$6.6	$20.2	$0.44

					Adjusted Non-GAAP Constant Currency			0.40

GAAP as a percent of net sales	40.1%	22.6%	(0.1)%		GAAP effective tax rate			13.1%
Adjusted as a percent of net sales	41.6%	21.7%	6.1%		Adjusted effective tax rate			24.9%

Adjusted Constant Currency as a percent of net sales	41.5%		5.7%	—

Six Months Ended March 31, 2025
	Gross Profit	SG&A	Operating Income	EBIT (Loss) from Continuing Operations (1)	Income Taxes from Continuing Operations	Net Income from Continuing Operations	Diluted EPS from Continuing Operations
GAAP — Reported	$409.4	$202.4	$58.3	$18.7	$8.0	$10.7	$0.22
Restructuring and related costs	—	—	15.9	15.9	4.0	11.9	0.25
Acquisition and integration costs	—	(0.5)	0.5	0.5	0.1	0.4	0.01
Sun Care reformulation costs	—	—	1.7	1.7	0.4	1.3	0.03
Gain on investment	—	—	—	(0.9)	—	(0.9)	(0.02)
Commercial realignment	3.1	—	3.1	3.1	0.9	2.2	0.05
Other project and related costs	—	(2.4)	2.4	3.6	1.0	2.6	0.05
Total Adjusted Non-GAAP	$412.5	$199.5	$81.9	$42.6	$14.4	$28.2	$0.59

GAAP as a percent of net sales	43.9%	21.7%	6.3%		GAAP effective tax rate		42.6%
Adjusted as a percent of net sales	44.3%	21.4%	8.8%		Adjusted effective tax rate		33.6%
(1) EBIT is defined as Loss from continuing operations before income taxes.

Note 3 - Net Sales and Profit (Loss) by Segment
Operations for the Company are reported via two Segments. The following tables present changes in net sales and segment profit (loss) for the three and six months ended March 31, 2026, as compared to the corresponding period in the prior year quarter.

Net Sales
Quarter ended March 31, 2026
	Wet Shave		Sun and Skin Care		Total
Net Sales - Q2 2025	$285.5		$231.1		$516.6
Organic	(2.1)	(0.7)%	(10.5)	(4.5)%	(12.6)	(2.4)%
Impact of currency	10.7	3.7%	4.8	2.0%	15.5	3.0%
Net Sales - Q2 2026	$294.1	3.0%	$225.4	(2.5)%	$519.5	0.6%

Segment Profit
Quarter Ended March 31, 2026
	Wet Shave		Sun and Skin Care		Total
Segment Profit - Q2 2025	$46.6		$50.8		$97.4
Organic	(12.2)	(26.2)%	(4.4)	(8.7)%	(16.6)	(16.9)%
Impact of currency	(0.7)	(1.5)%	1.2	2.4%	0.5	0.4%
Segment Profit - Q2 2026	$33.7	(27.7)%	$47.6	(6.3)%	$81.3	(16.5)%

Net Sales
Six Months ended March 31, 2026
	Wet Shave		Sun and Skin Care		Total
Net Sales - Q2 2025	$580.0		$351.7		$931.7
Organic	(13.7)	(2.4)%	(0.8)	(0.1)%	(14.5)	(1.6)%
Impact of currency	19.1	3.3%	6.0	1.6%	25.1	2.7%
Net Sales - Q2 2026	$585.4	0.9%	$356.9	1.5%	$942.3	1.1%

Segment Profit
Six Months Ended March 31, 2026
	Wet Shave		Sun and Skin Care		Total
Segment Profit - Q2 2025	$93.2		$47.4		$140.6
Organic	(20.7)	(22.2)%	(4.9)	(10.3)%	(25.6)	(18.2)%
Impact of currency	3.4	3.6%	1.5	3.1%	4.9	3.5%
Segment Profit - Q2 2026	$75.9	(18.6)%	$44.0	(7.2)%	$119.9	(14.7)%
For all tables, the impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - Net Debt and EBITDA
The Company reports financial results on a GAAP and adjusted basis. The tables below are used to reconcile Net Debt and Net earnings (loss) to EBITDA and Adjusted EBITDA, which are non-GAAP measures, to improve comparability of results between periods.

	March 31, 2026	September 30, 2025
Notes payable	$35.1	$29.5
Long-term debt	1,244.4	1,383.3
Gross debt	1,279.5	1,412.8
Less: Cash and cash equivalents	299.7	225.7
Net debt	979.8	1,187.1

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Net earnings (loss)	$4.0	$20.8	$(25.2)	$10.7
Income tax benefit	3.9	10.6	(3.8)	8.0
Interest expense, net	17.1	19.6	35.9	37.9
Depreciation and amortization	19.1	17.9	39.1	35.7
EBITDA	$44.1	$68.9	46.0	92.3

Restructuring and related charges (1)	21.9	11.2	44.4	15.2
Acquisition & integration costs	—	—	—	0.5
Sun Care reformulation costs	1.7	0.7	2.7	1.7
Commercial realignment	—	3.1	—	3.1
Legal matter	4.7	—	5.7	—
Gain on investment	—	—	(1.5)	(0.9)
Other project and related costs	1.4	0.8	1.5	3.6
Adjusted EBITDA	$73.8	$84.7	$98.8	$115.5
(1) Excludes accelerated depreciation, which is included within Depreciation and amortization of $1.1 million and $0.6 million during the three months ended March 31, 2026 and 2025, respectively, and $3.0 million and $0.6 million during the six months ended March 31, 2026 and 2025, respectively.

Note 5 - Outlook for Continuing Operations
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's projected fiscal 2026 outlook for continuing operations. The below outlook reflects management’s approximate expectations and are subject to rounding adjustments. As a result, the sum of individual amounts may not precisely equal the totals presented.

Adjusted EPS Outlook
Fiscal 2026 GAAP EPS	approx.	$0.00 - $0.40

Restructuring and related costs	approx.	1.92
Sun Care reformulation costs	approx.	0.11
Legal Matter	approx.	0.12
Gain on Investment	approx.	(0.03)
Other costs	approx.	0.05
Income taxes(1)	approx.	(0.47)

Fiscal 2026 Adjusted EPS Outlook (Non-GAAP)	approx.	$1.70 - $2.10
(1)Income tax effect of the adjustments to Fiscal 2026 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2026 GAAP Net Income	approx.	$0 - $20
Income tax provision	approx.	4
Interest expense, net of $5 interest income	approx.	65
Depreciation and amortization	approx.	77
EBITDA	approx.	$146 - $166

Restructuring and related costs (2)	approx.	87
Sun Care reformulation costs	approx.	5
Legal Matter	approx.	6
Gain on Investment	approx.	(1)
Other costs	approx.	2
Fiscal 2026 Adjusted EBITDA	approx.	$245 - $265
(2) Excludes accelerated depreciation, which is included within Depreciation and amortization.